Exhibit 99.1

KROGER ANNOUNCES RESULTS FOR THIRD QUARTER OF FISCAL 2004

Identical Food-Store Sales Increased 3.2% with Fuel and 1.8% without Fuel

CINCINNATI, OH, December 7, 2004 — The Kroger Co. (NYSE: KR) today said total sales increased 5.9% to $12.9 billion for the third quarter ended November 6, 2004. Identical food-store sales, including fuel, increased 3.2% and, excluding fuel, increased 1.8%. Ralphs and Food 4 Less stores in southern California together accounted for 0.1% of this increase.

Net earnings totaled $142.7 million, or $0.19 per fully diluted share, compared to $110.2 million, or $0.15 per diluted share, for the third quarter of 2003.

“We are very pleased with our sales performance in the third quarter. Kroger’s identical food-store sales showed strong improvement over the second quarter,” said David B. Dillon, Kroger chairman and chief executive officer. “Our continued focus on fulfilling our customers’ needs is an important part of our strategy to increase earnings through strong, sustainable identical food-store sales growth.”

Also in the third quarter:

•	FIFO gross margin was 25.16%, a reduction of 67 basis points from the third quarter of 2003. FIFO gross margin at the supermarket divisions not affected by work stoppages, and excluding the effect of fuel, declined by 31 basis points.

•	Operating, general and administrative costs declined 52 basis points to 18.98%. OG&A at the supermarket divisions not affected by work stoppages, and excluding the effect of fuel, increased 23 basis points. Incentive plan and employee benefit costs accounted for most of the increase.

•	Major labor contracts covering approximately 20,000 associates in Seattle, Cincinnati, and at Food 4 Less in southern California were ratified without a work stoppage as Kroger continued to make progress toward its goal of labor cost competitiveness.

Kroger opened, expanded, relocated or acquired 30 food stores; remodeled 33 stores; and closed 20 stores in the quarter. Total food store square footage increased 1.2% over the prior year. Capital expenditures totaled $429 million.

For 2004, the Company now expects capital investment to be in the range of $1.7 - $1.8 billion, excluding acquisitions. This represents a decline of $200-$300 million from the upper end of Kroger’s original estimate for the year.

Total debt at the end of the third quarter was $7.8 billion, a decrease of $607.0 million compared to a year ago.

Kroger repurchased approximately 5.4 million shares of stock during the third quarter at an average price of $15.18 for a total investment of $82.6 million. There is approximately $422.1 million remaining under the new $500 million stock buyback announced in September. Since January 2000, Kroger has invested $2.7 billion to repurchase 136.7 million shares. The Company continues to buy back stock.

For the first three quarters of fiscal 2004, sales increased 4.9% to $42.7 billion. Net earnings were $548.0 million, or $0.73 per diluted share. For the first three quarters of fiscal 2003, net earnings were $652.0 million, or $0.86 per diluted share.

“Thanks to the hard work and tremendous contributions of the entire organization, Kroger has made considerable progress in a number of key areas during 2004. But there is still much work to be done. We will continue to focus on becoming more competitive in every aspect of our business so that we can provide a shopping experience that makes our customers want to return,” Mr. Dillon said.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the third quarter of fiscal 2004, the Company operated (either directly or through its subsidiaries) 2,531 supermarkets and multi-department stores in 32 states under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s, Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 792 convenience stores, 439 fine jewelry stores, 520 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

# # #

This press release contains forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words “expects” or “will.” The forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our capital expenditures could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs exceed those budgeted; or our logistics and technology projects are not completed on budget or in the time frame expected. The extent to which Kroger continues to focus on becoming more competitive may be affected by increased costs incurred; our inability to achieve productivity improvements and shrink reduction; failure of our technology projects to achieve desired results; our desire to maintain an appropriate balance between sales and earnings; and labor disputes. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (EST) on December 7, 2004 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EST) on December 7, 2004 through December 17, 2004.

# # #

Media Contact:         Gary Rhodes (513) 762-1304

Investor Contact:      Carin Fike (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	THIRD QUARTER (a)				YEAR TO DATE (a)
	2004		2003		2004		2003
SALES	$12,854.0	100.00%	$12,140.7	100.00%	$42,739.1	100.00%	$40,757.3	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION, LIFO CHARGE, EXCLUDING ITEMS SHOWN SEPARATELY BELOW	9,631.9	74.93	9,016.4	74.27	31,866.2	74.56	30,048.0	73.72
OPERATING, GENERAL AND ADMINISTRATIVE	2,439.9	18.98	2,367.4	19.50	8,092.0	18.93	7,787.0	19.11
RENT	158.5	1.23	152.8	1.26	524.7	1.23	499.0	1.22
DEPRECIATION	287.5	2.24	280.3	2.31	949.3	2.22	904.0	2.22
INTEREST	116.7	0.91	147.6	1.22	441.5	1.03	476.1	1.17

TOTAL PRE-TAX EXPENSES	12,634.5	98.29	11,964.5	98.55	41,873.7	97.98	39,714.1	97.44

EARNINGS BEFORE TAX EXPENSE	219.5	1.71	176.2	1.45	865.4	2.02	1,043.2	2.56

TAX EXPENSE	76.8	0.60	66.0	0.54	317.4	0.74	391.2	0.96

NET EARNINGS	$142.7	1.11%	$110.2	0.91%	$548.0	1.28%	$652.0	1.60%

LIFO CHARGE	$12.0	0.09%	$11.5	0.09%	$30.8	0.07%	$33.5	0.08%

NET EARNINGS PER BASIC COMMON SHARE	$0.19		$0.15		$0.74		$0.87

SHARES USED IN BASIC CALCULATION	736.1		742.6		738.2		748.5

NET EARNINGS PER DILUTED COMMON SHARE	$0.19		$0.15		$0.73		$0.86

SHARES USED IN DILUTED CALCULATION	742.0		753.5		745.7		757.0

Note: Certain amounts have been reclassified to conform to current presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	Refer to Table 2 and Table 3 for a description of items that affected Kroger’s financial results during the periods presented.

Table 2. OTHER ITEMS

(in millions, except per share amounts)

Items identified in this table should not be considered alternatives to net earnings, net cash provided by operating activities or any other Generally Accepted Accounting Principles (“GAAP”) measure of performance or liquidity. These items should not be reviewed in isolation or considered substitutes for Kroger’s financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below in the footnotes, it is important to identify these items and to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table summarizes items that affected Kroger’s financial results during the periods presented. The items include charges and credits that were recorded as components of operating, general and administrative expense (“OG&A”) and interest expense.

	THIRD QUARTER		YEAR TO DATE
	2004	2003	2004	2003
ITEMS AFFECTING OG&A:
STORE CLOSING LIABILITIES (a)	$—	$—	$—	$(10.0)
UTILITY CONTRACTS - MARK-TO-MARKET (b)	—	—	—	4.1
UTILITY CONTRACTS - DYNEGY SETTLEMENT (c)	—	—	—	62.6
CHARITABLE CONTRIBUTION (d)	—	—	—	(5.5)
POWER OUTAGE (e)	—	—	—	9.4

ITEMS AFFECTING INTEREST:
DEBT PREPAYMENT PREMIUM (f)	—	18.3	24.7	18.3

TOTAL PRE-TAX LOSS	—	18.3	24.7	78.9

INCOME-TAX EFFECT	—	(6.9)	(9.2)	(29.7)

AFTER-TAX LOSS	$—	$11.4	$15.5	$49.2

SHARES USED IN DILUTED CALCULATION	742.0	753.5	745.7	757.0

ESTIMATED DILUTED PER SHARE EFFECT	$—	$0.01	$0.02	$0.06

(a)	Reversal of lease liabilities related to store closings that did not occur or were less costly than anticipated. As a result of merchandising and operational changes, financial performance has improved at some stores Kroger had anticipated closing following the Fred Meyer merger.
(b)	Expense related to the mark-to-market of excess energy purchase commitments.
(c)	Expense to resolve disputes related to energy supply arrangements with Dynegy, Inc.
(d)	Adjustment of liabilities related to a future charitable contribution required as a result of the Fred Meyer merger.
(e)	Expenses related to the August, 2003 power outage in Michigan and Ohio.
(f)	The Company adopted SFAS No. 145 in the first quarter of 2003. As a result, expenses related to the early retirement of debt, which were recorded as extraordinary items prior to the adoption of SFAS No. 145, are classified as interest expense in the respective periods. The 2004 expense related to the second quarter debt prepayment premium on the early call of $750 million, 7.375% notes. The 2003 expense related to the third quarter premiums paid in connection with the repurchase of $100 million of long-term bonds and the write-off of the related deferred financing costs.

Table 3. PREVIOUSLY REPORTED ESTIMATED EFFECT OF LABOR DISPUTES

(in millions, except per share amounts)

Items identified in this table should not be considered alternatives to net earnings, net cash provided by operating activities or any other Generally Accepted Accounting Principles (“GAAP”) measure of performance or liquidity. These items should not be reviewed in isolation or considered substitutes for Kroger’s financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table summarizes the estimated effect of labor disputes on Kroger’s financial results that were previously reported for the periods presented. In the third quarter of 2004 we discontinued reporting the strike effect.

Included in the estimated strike effect for prior periods were charges and credits that were recorded as components of merchandise costs and operating, general and administrative (“OG&A”) expense. The estimated effect of the labor disputes is the difference between actual results and budgeted results for strike-affected stores. The 2003 calculation includes the effect of both the southern California and the West Virginia strikes. The estimated strike effect includes all costs associated with the work stoppages, including expenses under the mutual strike assistance agreement in southern California entered into with Safeway Inc. and Albertson’s, Inc., and post-strike recovery expenses through the second quarter of 2004.

	THIRD QUARTER		YEAR TO DATE
	2004	2003	2004	2003
EFFECT OF LABOR DISPUTES ON FIFO GROSS MARGIN (a)	$—	$96.5	$132.6	$96.5
EFFECT OF LABOR DISPUTES ON OG&A	—	45.6	18.5	45.6

TOTAL PRE-TAX LOSS	—	142.1	151.1	142.1
INCOME-TAX EFFECT	—	(53.2)	(56.3)	(53.2)

AFTER-TAX LOSS	$—	$88.9	$94.8	$88.9

SHARES USED IN DILUTED CALCULATION	742.0	753.5	745.7	757.0
ESTIMATED DILUTED PER SHARE EFFECT	$—	$0.12	$0.13	$0.12

(a)	Kroger calculates FIFO Gross Margin as follows: Sales minus merchandise costs (including advertising, warehousing and transportation, excluding rent and depreciation, which are shown separately in Table 1) plus LIFO charge.

Table 4.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

	November 6, 2004	November 8, 2003
ASSETS
Current Assets
Cash and temporary cash investments	$129.9	$134.8
Store deposits in-transit	566.7	506.4
Receivables	643.9	623.4
Inventories	4,629.7	4,473.9
Prepaid and other current assets	226.5	247.5

Total current assets	6,196.7	5,986.0

Property, plant and equipment, net	11,445.0	11,254.6
Goodwill, net	3,137.9	3,578.2
Other assets	311.5	295.6

Total Assets	$21,091.1	$21,114.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases	$206.8	$106.2
Accounts payable	3,905.7	3,725.3
Accrued salaries and wages	584.2	509.8
Other current liabilities	1,710.9	1,825.7

Total current liabilities	6,407.6	6,167.0

Long-term debt including capital leases
Long-term debt, at face value, including capital leases	7,531.3	8,230.4
Adjustment to reflect fair value interest rate hedges	82.3	90.8

Long-term debt including capital leases	7,613.6	8,321.2

Deferred income taxes	1,132.9	850.3
Other long-term liabilities	1,599.6	1,517.8

Total Liabilities	16,753.7	16,856.3

Stockholders’ equity	4,337.4	4,258.1

Total Liabilities and Stockholders’ Equity	$21,091.1	$21,114.4

Total common shares outstanding at end of period	732.2	742.5
Total diluted shares year to date	745.7	757.0

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 5.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	YEAR TO DATE
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$548.0	$652.0
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation	949.3	904.0
LIFO charge	30.8	33.5
Deferred income taxes	143.2	129.0
Other	33.0	22.1
Changes in operating assets and liabilities, net of effects of acquisitions:
Store deposits in-transit	12.0	(290.4)
Inventories	(491.6)	(324.2)
Receivables	20.5	53.7
Prepaid expenses	313.8	305.4
Accounts payable	370.4	228.0
Accrued expenses	(77.4)	128.6
Income tax payables and receivables	152.6	225.0
Contribution to company sponsored pension plan	(35.0)	(100.0)
Other	100.4	(47.9)

Net cash provided by operating activities	2,070.0	1,918.8

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,302.1)	(1,702.9)
Other	64.9	37.5

Net cash used by investing activities	(1,237.2)	(1,665.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	347.7
Reductions in long-term debt	(514.0)	(475.0)
Proceeds from issuance of capital stock	32.5	33.2
Treasury stock purchases	(249.5)	(301.5)
Proceeds from interest rate swap terminations	—	113.9
Increase (decrease) in book overdrafts	(101.0)	12.1
Other	(29.8)	(20.2)

Net cash used by financing activities	(861.8)	(289.8)

NET DECREASE IN CASH	(29.0)	(36.4)

CASH AT BEGINNING OF YEAR	158.9	171.2

CASH AT END OF QUARTER	$129.9	$134.8

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$515.6	$517.7
Cash paid during the year for income taxes	$3.8	$34.4
Non-cash changes related to purchase acquisitions:
Fair value of assets acquired	$18.6	$48.1
Goodwill recorded	$6.2	$9.4
Liabilities assumed	$0.6	$1.5

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 6. Supplemental Sales Information

(in millions, except percentages)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable food store sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL FOOD STORE SALES (a)

	THIRD QUARTER
	2004	2003
INCLUDING SUPERMARKET FUEL CENTERS	$11,422.8	$11,073.6
EXCLUDING SUPERMARKET FUEL CENTERS	$10,904.2	$10,712.5

INCLUDING SUPERMARKET FUEL CENTERS	3.2%	0.2%
EXCLUDING SUPERMARKET FUEL CENTERS	1.8%	-0.6%

COMPARABLE FOOD STORE SALES (b)

	THIRD QUARTER
	2004	2003
INCLUDING SUPERMARKET FUEL CENTERS	$11,755.1	$11,341.1
EXCLUDING SUPERMARKET FUEL CENTERS	$11,218.3	$10,976.0

INCLUDING SUPERMARKET FUEL CENTERS	3.7%	0.8%
EXCLUDING SUPERMARKET FUEL CENTERS	2.2%	-0.1%

(a)	Kroger defines a food store as an identical store when it has been open without expansion or relocation for five full quarters. The identical food store dollar figures presented were used to calculate third quarter 2004 percent changes. The Ralphs and Food 4 Less stores in southern California are included.
(b)	Kroger defines a food store as a comparable store when it has been open for five full quarters, including expansions and relocations. The comparable food store dollar figures presented were used to calculate third quarter 2004 percent changes. The Ralphs and Food 4 Less stores in southern California are included.